Exhibit 10.1

AGREEMENT

Agreement made as of the 20th day of December, 2019 (the “Execution Date”) by and between Icahn Enterprises L.P. (the “Employer”) and Keith Cozza (the “Employee”).

Whereas, Employer wishes to employ Employee as its President and Chief Executive Officer and President and Chief Executive Officer of Icahn Enterprises Holdings L.P. (“Holdings”), Employer’s 99% owned subsidiary, to perform the duties set forth herein and others given to him from time to time and Employee wishes to become employed by Employer upon the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual promises made herein, the parties hereto agree as follows:

1.	Employment/Title/Benefits: Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 3 below, and Employee hereby accepts such employment. Employee’s title shall be President and Chief Executive Officer of each of Employer, Holdings and Icahn Enterprises G.P. Inc. (the “GP” or “IEGP”), the sole general partner of Employer and Holdings. Until such time as Employee is no longer employed by Employer hereunder, Employee shall be entitled to an aggregate of 27 days of Paid Time Off (comprised of vacation, personal and sick days) annually in accordance with the policies of the Employer and shall participate in all benefit programs and plans generally made available to Employer’s executives.

2.	Term. Employee shall commence his duties hereunder as of January 1, 2020 (“Effective Date”) and his employment shall terminate, unless sooner terminated as provided herein, on May 31, 2021 (“Expiration Date”). The period of actual employment hereunder is referred to as the “Term”.

3.	Duties. As President and Chief Executive Officer of Employer and Holdings, Employee shall be responsible for, among other things (i) oversight of portfolio companies, (ii) performing duties regarding potential acquisitions and dispositions of businesses and assets and with respect to financing activities undertaken from time to time, (iii) providing his expertise in connection with the current and future business activities of Employer and members of the Icahn Group (as defined below), (iv) being the liaison with all members of the Icahn Group and (v) generally representing Employer, Holdings and IEGP with respect to the executives and other personnel of Employer and their respective subsidiaries and controlled companies and the Affiliates of Employer (such entities together with Holdings and IEGP being the “Icahn Group”). Employee will be responsible to and take direction from and be assigned additional duties by the Board of Directors of IEGP and Carl C. Icahn. Employee will spend not less than (x) fifty (50) weekdays during calendar year 2020 and (y) twenty-five (25) weekdays during calendar year 2021 working out of the Employer’s offices in Sunny Isles Beach, Florida, with such days to be reasonably agreed by the Employer and the Employee. All reasonable travel expenses (airfare, ground transportation, meals, hotels for the duration of Employee’s stay in Florida, etc.) incurred by the Employee in connection with travel between the Employee’s residence in New York State and such offices in Florida shall be reimbursed by the Employer. Further, the Employer hereby consents to Employee working from Employee’s home when not working out of the Employer’s offices in Florida. Except with respect to (x) Employer’s offices in Sunny Isles Beach, Florida as provided in this Section 3 and (y) travel reasonably required in connection with Employee’s service on Designated Boards as provided in Section 4 below, Employee shall not be required to travel to work more than 10 miles from his current residence except for periodic business travel mutually agreed upon by Employer and Employee, and Employee shall not maintain an office outside of Rockland County, New York or Westchester County, New York.

4.	Directorships. So long as Employee remains employed by Employer, Employee agrees that he:

(x)	will not resign during the then current term as a director of any public company on whose board he is serving at the request of Employer or its Affiliates (a “Designated Board”); and
(y)	will resign from any Designated Board within five (5) business days following the request of Employer that he do so.

At any time following the termination of Employee’s employment with the Employer, Employee will (x) provide Employer with not less than two (2) weeks’ notice prior to resigning from any Designated Board and (y) resign from any Designated Board within five (5) business days following the request of Employer that he do so.

Any remuneration or other property obtained as a result of acting as a board member of a public company or similar position during or following the Term shall remain the property of the Employee; provided that Employee shall not be entitled to any such remuneration or property for serving on the board of IEGP or on the boards of any person of which the IEGP or its Affiliates beneficially own, in the aggregate, voting securities that constitutes at least 40% of the vote for directors of such person.

5.	Other Matters. Employee agrees that he will not initiate in any discussions or seek new employment during the time that he is employed under this Agreement.

6.	Compensation.

(a)	Base Salary. Until such time as the employment of Employee hereunder ceases, Employee will be paid a salary at the per annum rate of $1,500,000 for the period from the Effective Date through May 31, 2021 (payable every 2 weeks) (the “Base Salary”) in accordance with Employer’s general payroll practices (approximately $57,692.31 every 2 weeks).

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(b)	Bonus. For each calendar year occurring during the Term, the Employee shall, subject to the last sentence of this Section 6(b), receive a cash bonus (each a “Bonus”) as follows: (i) for calendar year 2020, Employee shall receive a Bonus payment of $5,000,000, which shall be deemed earned on December 21, 2020 and payable no later than December 31, 2020; and (ii) for calendar year 2021, Employee shall receive a Bonus payment of $2,083,333.34, which shall be deemed earned on May 31, 2021 and payable within two (2) weeks following such date. Except with respect to any Pro-Rata Bonus the Employee may become entitled to pursuant to Section 7(c) below, the Employee must be employed through (i) December 31, 2020 in order to receive a Bonus payment for calendar year 2020 and (ii) May 31, 2021 in order to receive a Bonus payment for calendar year 2021.

(c)	Other. In full and final satisfaction of all bonus amounts due to the Employee for calendar year 2019 under the terms of his current employment arrangement with the Employer prior to, and as a condition to, the commencement of the Term, Employee shall receive a one-time lump sum payment of $5,000,000 on or before December 30, 2019.

(d)	Tax Withholding. All payments to Employee pursuant to this Section 6 shall be subject to applicable payroll and withholdings taxes, to the extent required by law (as determined by Employer).

7.	Termination of Employment.

(a)	Power of Termination. The Employer may terminate the employment of Employee under this Agreement at any time, with Cause, or in the sole and absolute discretion of Employer, without Cause. “Cause” shall mean any of the following: (a) conduct by the Employee in any manner that violates any law, rule or regulation in any material respect, as a result of any wrongful or improper act, but, in each case, only to the extent that the Employee’s conduct results in his conviction of a felony in a United States federal or state court of law; or (b) a material breach by the Employee of this Agreement, including, without limitation, any breach of Section 3, 9 or 11 hereof, in each case, that is not cured by the Employee within 5 business days following Employee’s receipt of notice thereof as provided below. Prior to a termination without Cause, Employer shall give Employee no less than one (1) day prior written notice delivered to him by (x) email and (y) personally by hand (or by certified mail return receipt requested). Prior to termination for “Cause” as a result of a material breach as set forth in clause (b) above, Employee shall be given written notice delivered to him by (x) email and (y) personally by hand (or by certified mail return receipt requested), which notice shall describe in reasonable detail his activity giving rise to such material breach, and Employee will have 5 business days to correct such activity. The Employee may terminate his employment under this Agreement at any time, including following the occurrence of an event that constitutes Good Reason (as hereafter defined). “Good Reason” shall mean the existence of an Uncured Employer Breach. An “Uncured Employer Breach” shall mean (i) a material breach of the terms of this Agreement by Employer and/or (ii) a material change in the duties assigned to Employee which are so different in responsibility and scope so as to be materially adverse to Employee to the extent that Employee acting reasonably would be demeaned by such change, in each case if such breach or change continues following the 5th business day after written notice detailing the circumstances of such breach or change has been delivered by (x) email and (y) personally by hand (or by certified mail return receipt requested) by the Employee to Carl C. Icahn or his General Counsel.

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(b)	Payment of Earned Base Salary and Accrued Benefits. In the event that Employee’s employment under this Agreement with Employer ceases for any reason (whether: (i) for Cause; (ii) without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as resignation or retirement), Employee shall be entitled to receive any Base Salary earned for periods prior to the cessation of his employment and not yet paid through the date of cessation of employment as well as any accrued paid time off or other accrued health or welfare benefits.

(c)	Termination Without Cause/Termination for Good Reason. In the event of the cessation of Employee’s employment under this Agreement due to the employment of Employee being terminated by Employer without Cause or being terminated by Employee for Good Reason, then in addition to the payment under clause (b) above, Employee shall be entitled to receive within 5 business days of the effective date of termination a one-time lump sum payment equal to (the “Pro-Rata Bonus”): (x) any unpaid Bonus amount for the calendar year in which such termination occurs; multiplied by (y) a fraction, the numerator of which is the number of days elapsed in such calendar year through and including the date of termination and the denominator of which is (i) 366, if such termination occurs in calendar year 2020 and (ii) 151, if such termination occurs in calendar year 2021.

(d)	Resignation. Employee may resign from his employment hereunder (but will remain subject to applicable terms of this Agreement, including, without limitation, Sections 4, 9, 10, 11 and 12 hereof). Any such resignation (other than a termination by Employee for Good Reason in accordance with Section 7(a) above) will not be on less than two (2) weeks prior written notice to Employer. In the event of any resignation by the Employee (other than a termination by Employee for Good Reason in accordance with Section 7(a) above), Employee shall forfeit any unpaid Bonus amounts.

8.	Representations and Warranties. Employee represents as of the Execution Date as follows:

(a)	To the best of his knowledge, and except for matters that Employer is aware of, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity that would interfere with the performance of his duties under this Agreement.

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(b)	Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(c)	Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

9.	Confidential Information. During the Term and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Employer, Holdings, the GP and each of their respective Affiliates (all of the foregoing, collectively, the “Designated Entities”) all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, investments, contemplated investments, business opportunities, business proposals, plans, identity of investors, valuation models, investment performance, and methodologies, in each case, relating to the business of the Designated Entities and their respective businesses: (i) obtained by Employee during Employee’s employment under the any prior agreement with Employer or its Affiliates, or hereunder and (ii) not otherwise in the public domain. Employee shall not, without the prior written consent of Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than the Designated Entities and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist the Designated Entities, at their sole cost and expense, in attempting to obtain a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term, whether or not patentable and whether or not on the time of the Designated Entities or with the use of their facilities or materials, shall be the property of the applicable Designated Entity and shall be promptly and fully disclosed by Employee to such Designated Entity upon request. Employee shall, at such Designated Entities’ sole cost and expense, perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Designated Entities) to vest title to any such Invention in any such person and to enable such person and the Designated Entities, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Designated Entities, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Designated Entities, shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after his employment hereunder, disparage Mr. Icahn, Mr. Icahn’s family or the Designated Entities, or any of their respective officers or directors.

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Employee further agrees not to write a book or article about the Designated Entities, Mr. Icahn, his family members or any of the respective Affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

In furtherance of the foregoing, the Employee agrees that following the cessation of his employment hereunder, the sole and only statements he will make about or concerning any or all of: Mr. Icahn, his family members and the Designated Entities, or any of the respective Affiliates of any of the foregoing, is to acknowledge that he is or was employed by Employer; provided that, Employee may also disclose the titles and responsibilities applicable to his employment hereunder, if he has complied with Sections 5 and 11 and such resignation is made in compliance with the terms of this Agreement.

In the event of any dispute under this Agreement regarding an allegation by Employee or Employer of a breach of this Agreement, Employee may disclose in any complaint, answer or in legal documents necessary for such litigation, the terms of this Agreement and the facts constituting and relating to such alleged breach, to the extent such disclosure is necessary or appropriate in order to assert or defend against any allegation of, such breach in a court of law.

10.	Remedy for Breach. Employee hereby acknowledges that the provisions of Sections 9, 10 and 11 of this Agreement are reasonable and necessary for the protection of Employer and the Icahn Group and the other persons or entities referred to therein, are not unduly burdensome to Employee, and the Employee also acknowledges his obligations under such covenants. Employee further acknowledges that the Employer and the Icahn Group and the other persons or entities referred to therein will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and the other persons and entities referred to therein shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

11.	Competitive Services and Employees. During the period that Employee is employed under this Agreement and for one year thereafter, Employee will not, directly or indirectly, solicit or aid in the solicitation of employees of Employer or any member of the Icahn Group for employment by any other person or entity. During the course of his employment hereunder, Employee shall not compete directly or indirectly with the business or businesses of Employer or of any member of the Icahn Group.

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During the Term Employee shall provide services solely as provided in this Agreement and on a full-time basis.

Should Employee’s employment hereunder be terminated prior to May 31, 2021 (x) by Employer for Cause or (y) due to Employee’s resignation (other than a resignation for Good Reason), then Employee shall not engage in any activity, whether as an employee, representative, agent, officer, director, partner, member, holder of more than 5% of the outstanding stock or any combination thereof, or on behalf of any person or entity, which: (x) directly competes with any Material Business; or (y) engages in any Covered Line of Business. The prohibition in the immediately preceding sentence shall commence on the date that the employment ceased and shall continue through the earlier of (x) the close of business on the 180th day after the cessation of Employee’s employment hereunder or (y) May 31, 2021. Notwithstanding the foregoing, following the termination of Employee’s employment under this Agreement, at any time and for any reason, in no event shall Employee be restricted from serving as a director on a public company board.

For purposes of this Section 11, the term: “Material Business” shall mean the business: (A) conducted by the following affiliates of Employer being: Icahn Automotive Group LLC, Icahn Capital LP, CVR Energy, Inc. (including its affiliates, CVR Partners, LP and CVR Refining, LP), Viskase Companies Inc., PSC Metals LLC, WestPoint Home LLC, AREP Real Estate Holdings, LLC, and all of the subsidiaries of the foregoing; and (B) any business owned by any operating company of Employer that accounted for more than 5% of the revenues of Employer during the fiscal year prior to the cessation of Employee’s employment with Employer; and the term “Covered Line of Business” means any line of business conducted by any person or entity referred to in clause (B) of the definition of “Material Business”.

12.	Miscellaneous.

(a)	Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer.

(b)	Entire Agreement. This Agreement supersedes any and all existing negotiations, discussions, agreements, arrangements or understandings of any kind or character, oral or written, between or on or behalf of either Employee and/or Employer (or any of its Affiliates) relating to the subject matter hereof (including, without limitation, that certain letter dated May 17, 2019 from Carl C. Icahn to employees of the Employer). Employee agrees, represents, warrants and acknowledges that Employee is not entitled to and will not claim or seek, any other payments, compensation, bonus, consideration, or benefits from any of the Employer or any Designated Entity except as expressly provided for herein.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto but does so only for the purposes of this Agreement.

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(d)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(e)	Judicial Modification. If any court determines that any of the covenants in this Agreement or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(f)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer. As a condition to the sale or transfer of all or substantially all of the assets of Employer, or any merger or business combination involving Employer and any other entity, the successor or surviving entity shall assume Employer’s obligations under this Agreement. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interests established hereunder or under any related agreements or documents of the Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

(g)	Survival. Upon the termination of the employment of Employee hereunder this Agreement shall be null and void in all respects other than Sections 4, 9, 10, 11 and 12 which shall be and remain fully effective in accordance with their terms.

(h)	Affiliate. For purposes of this Agreement the term “Affiliate” (or a person or entity “Affiliated” with another person or entity) and “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. References in this Agreement to a “person” shall be deemed to include references to natural persons and entities, and references to “entities” shall be deemed to include “persons.”

13.	Other.

Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been or will be delivered to Employee, including, without limitation, those applicable to investments by employees, provided that (x) such policies are consistent with and do not conflict with any term or provision of this Agreement and (y) in the event of any such conflict, the terms of this Agreement shall apply. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

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In WITNESS WHEREOF, undersigned have executed this Agreement as of December 20, 2019.

EMPLOYEE

/s/ Keith Cozza
Keith Cozza

EMPLOYER

Icahn Enterprises L.P.
By: Icahn Enterprises G.P. Inc., its general partner

By:	/s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

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